UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

___________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2007

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ODYSSEY HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-33267 (Commission File Number)	43-1723043 (I.R.S. Employer Identification Number)

717 North Harwood Street, Suite 1500 Dallas, Texas (Address of principal executive offices)		75201 (Zip Code)

Registrant’s telephone number, including area code:  (214) 922-9711

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

The information provided below in the last five paragraphs of Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.02  Results of Operations and Financial Condition.

On July 30, 2007, Odyssey HealthCare, Inc. (together with its subsidiaries, the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing, among other things, the quarterly consolidated financial results of the Company for the second quarter ended June 30, 2007.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 30, 2007, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that Craig P. Goguen has been appointed Senior Vice President and Chief Operating Officer of the Company effective as of August 20, 2007.   Mr. Goguen will succeed Deborah A. Hoffpauir as Senior Vice President and Chief Operating Officer.

Mr. Goguen is 38 years old.  Mr. Goguen has served as a Division Vice President of DaVita, Inc., a national provider of renal dialysis services, since 2000.  Prior to serving as a Division Vice President, Mr. Goguen served as a Director of Operation and Business Development for DaVita from 1997 to 2000.  Mr. Goguen earned his Masters in Business Administration from Harvard University’s Graduate School of Business Administration and his Bachelor of Arts in Economics from Amherst College.

The Company entered into an employment agreement with Mr. Goguen on July 26, 2007 and effective as of August 20, 2007, a copy of which is attached hereto as Exhibit 10.1.  The employment agreement expires on August 19, 2010, except that it will be renewed automatically for additional one-year periods unless ninety days prior written notice is given by either party in advance of any one-year period.  Mr. Goguen’s annual base salary will be $310,000 and will be subject to annual review by the Board of Directors of the Company (the “Board”) and may be increased in the Board’s discretion.  The employment agreement also provides for an annual bonus to be determined by the Board based on the Company achieving certain performance goals.  The employment agreement also contemplates that on August 20, 2007 the Company will grant Mr. Goguen an option to purchase an aggregate of 225,000 shares of the Company’s common stock subject to the terms of the Company’s 2001 Equity-Based Compensation Plan, as amended.  In addition, the employment agreement provides that Mr. Goguen will be entitled to a health club dues allowance of not more than $100 per month and is eligible to participate in all benefit programs for which other executives are generally eligible.

Under his employment agreement, the Company may terminate Mr. Goguen’s employment for cause or without cause; provided, however, that the Company may not terminate Mr. Goguen without cause during the first six months following his employment on August 20, 2007.  If Mr. Goguen’s employment is terminated without cause, he resigns for good reason or the Company elects not to renew Mr. Goguen’s employment agreement,

•
he will be entitled to receive severance payments in an aggregate amount equal to his base salary, payable in bi-weekly installments in accordance with the Company’s regular payroll practice, until the first anniversary of his date of termination;

•
he will be entitled to receive his pro rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which his date of termination occurs;

•
if he is entitled to coverage under the medical, prescription and dental portions of the Company’s welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the later of the first anniversary of his date of termination or August 19, 2010; and

•	all vested stock options granted to Mr. Goguen shall remain exercisable pursuant to the terms of the plan or agreement governing such award.

If within two years following a change in control Mr. Goguen is terminated without cause, resigns for good reason or the Company elects not to renew his employment agreement, he will be entitled to the same severance benefits as if he had been terminated without cause prior to a change in control.  However, the amount of each bi-weekly severance payment shall be equal to 1/26th of the highest annual base salary that Mr. Goguen was entitled to during the two year period prior to his date of termination and such payments shall be made from the date of termination until the later of the one year anniversary of his date of termination or the second anniversary of the date on which the change of control occurred.  The employment agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing until the first anniversary of his date of termination.

The foregoing description of Mr. Goguen’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached as an exhibit hereto.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement by and between Odyssey HealthCare, Inc. and Craig P. Goguen, dated July 26, 2007.

99.1	Press release dated July 30, 2007.

Limitation on Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report furnished pursuant to Item 2.02, including the exhibits hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.

Date: July 30, 2007	By:	/s/ R. Dirk Allison
R. Dirk Allison
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and between Odyssey HealthCare, Inc. and Craig P. Goguen, dated July 26, 2007.
99.1	Press release dated July 30, 2007.